Exhibit 4.1
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the common stock, par value $0.001 per share (“Common Stock”) of Republic Airways Holdings Inc., a Delaware corporation, which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References herein to “we,” “us,” “our” and “Company” refer to Republic Airways Holdings Inc. and not to any of its subsidiaries. This description of the material terms of our Common Stock is based on our certificate of incorporation, our bylaws and the Delaware General Corporation Law (DGCL). The following description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the certificate of incorporation and bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Authorized Capital

The Company’s authorized capital stock consists of 5,000,000,000 shares of Common Stock and 500,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Without the approval of our stockholders, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our certificate of incorporation, our board of directors may authorize at any time and from time to time, the issuance of Preferred Stock in one or more series and fix the designation, powers, preferences and rights of the shares and the number of shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may adversely affect the holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, subject to certain limitations.

Restrictions on Ownership by Non-Citizens

Pursuant to our certificate of incorporation, persons or entities who fail to qualify as Citizens (“Non-Citizens”), shall not be entitled to own (beneficially or of record) and/or control more than (i) 24.9% of the aggregate voting power of all outstanding equity securities of the Company or (ii) 49% of the total number of all outstanding shares of equity securities of the Company (the “Absolute Cap Amount”). Any transfer or issuance of equity securities to a Non-Citizen that would result in Non-Citizens owning (beneficially or of record) and/or controlling more than the Absolute Cap Amount, will be null and void ab initio and of no force or effect, and will not be recorded in the applicable foreign stock registry or the stock records of the Company.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The DGCL allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Liquidation

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of our Common Stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.

No Preemptive or Similar Rights

Exhibit 4.1
Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights.

Listing

The Common Stock is traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbol “RJET”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Other Terms of the Common Stock

The Common Stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation, bylaws, and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. Additionally, because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances, including issuances that equal or exceed 20% of the then-outstanding voting power or then-outstanding number of shares of Common Stock.

Our board of directors may issue shares of Preferred Stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes.

One of the effects of the existence of unissued and unreserved Common Stock or Preferred Stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies

Our certificate of incorporation and bylaws provide that directors (other than directors elected exclusively by the holders of any series of Preferred Stock voting separately as a series or together with one or more other such series) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Vacancies

Exhibit 4.1
occurring on the board of directors by reason of death, resignation, removal or other cause, or newly-created directorships resulting from an increase in the total number of directors may only be filled by affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director (subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Special Stockholder Meetings

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the Chair of the board of directors or the chief executive officer; or, subject to compliance with the procedures and restrictions and limitations set forth in the bylaws, by the secretary of the Company upon the request of holders of stock of the Company entitling the holders thereof to not less than 20% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by any consent in lieu of a meeting unless such action is recommended by all directors of the Company then in office, provided that holders of shares of Preferred Stock may act by written consent in lieu of a meeting pursuant to Section 228 of the DGCL if expressly permitted by the terms of the certificate of designation relating to such series of Preferred Stock.

Section 203 of the DGCL

Section 203 of the DGCL generally prohibits, subject to several exceptions and exclusions, a “business combination” (as defined therein, which includes, among other things, a merger or sale of more than 10% of the

Exhibit 4.1
Company’s assets, between the Company or certain of its subsidiaries) and an “interested stockholder” (which is generally defined to include any person that owns 15% or more of a corporation’s outstanding voting stock and their affiliates and associates) for a period of three years after the stockholder becomes an “interested stockholder.”

Supermajority Provisions
Our certificate of incorporation and bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without the assent or vote of the stockholders in any matter not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Our certificate of incorporation provides that the affirmative vote of at least 66 2/3% of the voting power of the then-outstanding shares of our stock is required in order for the stockholders to amend, change, add to, repeal or rescind any provision of our bylaws or to adopt any provision inconsistent therewith.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that the following provisions of our certificate of incorporation may be amended, altered, repealed or rescinded, or a provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 2⁄3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;
•the provisions providing the size and structure of board of directors (the election and term of our directors);
•the provisions regarding resignation and removal of directors;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our board of directors and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director or officer;
•the provisions regarding the board of director’s oversight of derivative actions;
•the provisions regarding forum selection for specified actions; and
•and the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. In our certificate of incorporation, the Company renounces, in accordance with Section 122(17) of the DGCL, any application of the corporate opportunity doctrine in respect of the stockholders of the Company in their capacity as such.

Limitations on Liability and Indemnification of Officers and Directors

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except where the director or officer breached the duty of loyalty; for acts or omissions not in good faith; engaged in intentional misconduct or knowingly violated a law; derived an improper personal benefit; in the case of an officer, in any action by or in the right of the corporation; and in the case of a director, such director authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL. Our certificate of incorporation provides for this limitation of liability to the fullest extent permitted by law.

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Our bylaws provides that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. Additionally, we are currently party to, or intend to enter into, indemnification agreements with our directors and executive officers. These agreements require or will require us, subject to limited exceptions, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses they incur as a result of any proceeding to which they are or are threatened to be made a party or participant.
The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Citizenship of Directors and Officers

Our certificate of incorporation and bylaws require that at least two-thirds of the members of the board of directors shall be “citizens of the United States” (“Citizens”) as provided under Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the U.S. Department of Transportation, its predecessors and successors, from time to time (“Applicable Transportation Law”), and the Chair shall be a Citizen for so long as required by Applicable Transportation Law. Further, at least two-thirds of the members of each committee or subcommittee of the board of directors, as well as the Chief Executive Officer and President and at least two-thirds of the other officers of the Company, shall be Citizens for so long as required by Applicable Transportation Law.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction, another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the certificate of incorporation or the bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws (as either may be amended and/or restated from time to time), (v) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, or (vi) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions in our certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable. Our exclusive forum provision shall not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our

Exhibit 4.1
compliance with these laws, rules and regulations. Further, stockholders may not waive their rights under the Exchange Act, including their right to bring suit.